UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CURTISS-WRIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-134	13-0612970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Becker Farm Road Roseland, New Jersey		07068
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $1.00 Par Value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to: General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to: General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ________ (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(None)

Item 1. Description of Registrant’s Securities to be Registered

The description of the Common Stock (as defined below) registered hereunder is set forth under the heading “Description of the Amended and Restated Certificate of Incorporation, By-laws and the New Common Stock” in the Definitive Proxy Statement (the “Proxy Statement”) filed by Curtiss-Wright Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 5, 2005. Such description is hereby incorporated herein by reference.

The Proxy Statement was used by the Company to solicit proxies in connection with the annual meeting of stockholders held on May 19, 2005 to vote on the merger and amendments to the Restated Certificate of Incorporation as contemplated by the Agreement and Plan of Merger and Recapitalization, dated as of February 1, 2005 (the “Merger Agreement”), by and between the Company and CW Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms of the Merger Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”) upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”) and (ii) as of the Effective Time of the Merger all the issued and outstanding shares of common stock, par value $1.00 per share and Class B common stock, par value $1.00 per share, will be converted into shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Company. The stockholders of the Company have adopted the Merger Agreement and the Restated Certificate of Incorporation.

The description of the Common Stock and related rights is qualified in its entirety by reference to the Restated Certificate of Incorporation and the Amended and Restated By-laws, which are filed as exhibits hereto and are incorporated herein by reference.

Item 2. Exhibits

3.1	Restated Certificate of Incorporation of the Company (as approved at the Annual Meeting).
3.2	Amended and Restated By-laws of the Company (to become effective at the effective time of the Merger).
4.1	Form of stock certificate for Common Stock.
4.2

Second Amended and Restated Rights Agreement, dated as of May 24, 2005, between Curtiss-Wright Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A/A filed May 24, 2005).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CURTISS-WRIGHT CORPORATION

DATED: May 24, 2005	By: /s/ Glenn E. Tynan Name: Glenn E. Tynan Title: Vice President – Finance, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
3.1	Restated Certificate of Incorporation of the Company (as approved at the Annual Meeting).
3.2	Proposed Amended and Restated By-laws of the Company (to become effective at the effective time of the Merger).
4.1	Form of stock certificate for Common Stock.
4.2

Second Amended and Restated Rights Agreement, dated as of May 24, 2005, between Curtiss-Wright Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A/A filed May 24, 2005).